Filed Pursuant to Rule 424(b)(2)

File No. 333-135006

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium Term Notes, Series G Floating Rate Notes	$100,000,000	$3,070

(1)

The filing fee of $3,070 is calculated in accordance with Rule 457(r) of the Securities Act of 1933. Pursuant to Rule 457(p) under the Securities Act of 1933, the $2,147,858.34 remaining of the filing fee previously paid with respect to unsold securities registered pursuant to a Registration Statement on Form S-3 (No. 333-123689) filed by Wells Fargo & Company on March 30, 2005 is being carried forward, of which $3,070 is offset against the registration fee due for this offering and of which $690,738.81 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Pricing Supplement No. 9 dated October 24, 2007

(to Prospectus Supplement dated January 25, 2007

and Prospectus dated June 19, 2006)

WELLS FARGO & COMPANY

Medium-Term Notes, Series G

Floating Rate Notes

Aggregate Principal Amount Offered:	$100,000,000

Trade Date:	October 24, 2007

Original Issue Date (T+5):	October 31, 2007

Stated Maturity Date:	October 31, 2012

Price to Public (Issue Price):	100% plus accrued interest, if any, from October 31, 2007

Agent Discount (Gross Spread):	0.15%

All-in Price (Net of Agent Discount):	99.85%

Net Proceeds:	$99,850,000 plus accrued interest, if any, from October 31, 2007

Base Rate:	LIBOR Reuters. For purposes of determining LIBOR Reuters, the Designated LIBOR Page is Page LIBOR01.

Spread:	+ 30 basis points

Index Maturity:	3 months

Initial Interest Rate:	Three-month LIBOR Reuters plus 30 basis points, determined two London banking days prior to October 31, 2007

Interest Payment Dates:	Each January 31, April 30, July 31 and October 31, commencing January 31, 2008, and at maturity

Interest Reset Dates:	Each January 31, April 30, July 31 and October 31, commencing January 31, 2008

Denominations:	Minimum of $100,000 with increments of $1,000 thereafter; each owner of a beneficial interest in a Note will be required to hold such beneficial interest in a minimum principal amount of $100,000.

Agent:	Bear, Stearns & Co. Inc.

Selling Restriction:	The filing of a securities registration statement under Article 4, Paragraph 1 of the Financial Instruments and Exchange Law of Japan with respect to the solicitation for the purchase of the Notes has not been and will not be made, pursuant to an exemption under Article 2, Paragraph 3, Item 2, Sub-Item A of the Financial Instruments and Exchange Law of Japan. Pursuant to the Financial Instruments and Exchange Law of Japan, transfer of the Notes will be restricted to Qualified Institutional Investor (TEKIKAKU-KIKAN-TOSHIKA) as defined under Article 2, Paragraph 3, Item 1 of the Financial Instruments and Exchange Law of Japan. The holders of the Notes agree not to sell or otherwise dispose of the Notes except to another Qualified Institutional Investor. When a holder of the Notes sells the Notes to another Qualified Institutional Investor, it must provide written notice to such Qualified Institutional Investor stating the same herein prior to or simultaneous with such transfer.

CUSIP:	94974BEM8